EXHIBIT 10.5

SEVERANCE PAYMENT AGREEMENT

(Amended and Restated as of November 4, 2008)

This Severance Agreement was entered into as of January 1, 2007 between Internet Brands, Inc. (the “Company”) and Joseph Rosenblum (the “Employee”) and is hereby amended and restated as of November 4, 2008.

WHEREAS, Employee is a senior executive of the Company in the capacity of Chief Technology Officer;

WHEREAS, the Company entered into a Severance Payment Agreement with Employee dated January 1, 2007 and desires to replace such agreement with this Agreement to recognize Employee’s continued contribution to the growth and stability of the Company and provide an additional incentive for Employee to remain at the Company;

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

1. Severance Payment. If the company terminates Employee’s employment without Cause, as defined in paragraph 2 below, and for reasons other than death or disability, and such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable guidance issued thereunder (“Section 409A”), the Company will make a lump sum payment to Employee which payment shall be equal to nine months of Employee’s base salary plus 75% of Employee’s annual stated cash bonus target. Notwithstanding the foregoing, it shall be a condition to Employee’s right to receive such payment that Employee executes and delivers to the Company a full general release of claims within twenty-one (21) days following the date of such termination and the statutory period for rescission of such release elapses without revocation of such release Such payment shall be made on the date following the termination date on which such statutory period has lapsed, but in all cases, no later than sixty (60) days following the termination date. In addition, Employee shall receive nine months of continued health, dental and life insurance benefits under COBRA on the same premium copayment terms as Employee had while employed at the Company provided that Employee was enrolled in such plans on the date of termination, subject to Employee’s timely election and maintenance of  COBRA coverage. Notwithstanding the foregoing sentence, if Employee retains alternative employment during the nine month severance period and the new employer offers such benefits, Employee’s health, dental and/or life insurance benefits shall terminate on the date that such benefits commence at the new employer.

2. Acceleration of Vesting of Equity Grants Upon a Change of Control.  On the occurrence of a Change of Control (defined below) (i) each of Employee’s equity grants that are not otherwise fully vested shall automatically vest on a daily prorata basis over the period starting from the most recent vesting date of each such grant prior to the Change of Control through immediately prior to the closing date of the Change of Control; (ii) the remaining unvested  portion of each of Employee’s equity grants shall automatically vest 50% immediately prior to the closing date of the Change of Control. Immediately prior to the closing of the Change of Control transaction, the Company or the successor entity will reserve amounts sufficient to pay Employee for the remaining 50% of unvested equity grants (in cash and/or publicly traded stock of the successor entity on the same terms as provided to Company stockholders on the closing date). Such remaining 50% shall continue to vest under the terms of such equity grant agreements through the earlier of the first anniversary of the closing date of the Change of Control transaction or a termination of Employee under this subsection (c), upon which date all remaining unvested equity grants shall automatically vest and Employee shall be paid all amounts reserved for such purpose to Employee. “Change of Control” shall mean (i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets,

3. Cause. For purposes of paragraph 1 above, “Cause” shall be defined as (i) termination for any act of personal dishonesty taken by Employee in connection with Employee’s responsibilities to the Company after repeated written warnings, (ii) a felony conviction, (iii) termination due to a willful act that constitutes misconduct and is injurious to the Company after repeated written warnings, or (iv) gross negligence, recklessness, or willful misconduct or malfeasance in the performance by Employee of his duties after repeated written warnings.

4. Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

5. Section 409A. To the extent applicable, this Agreement shall be interpreted in a manner that satisfies, or qualifies for exemption from, the requirements of Section 409A.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any payments or benefits payable under this Agreement may be subject to Section 409A, the Company may, with Employee’s prior written consent, adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to comply with, or exempt such payments and benefits from, the requirements of Section 409A.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of November 4, 2008.

INTERNET BRANDS, INC.

By:	/s/ Robert N. Brisco
Robert N. Brisco
Chief Executive Officer

EMPLOYEE:

By:	/s/ Joseph Rosenblum
Joseph Rosenblum